NON-MANAGEMENT DIRECTOR COMPENSATION

It is currently the Company's policy to compensate non-management members of its Board of Directors as follows:

1.	Annual Retainers:

$35,000 for Board service

$10,000 for service as Lead Independent Director

$15,000 for Audit Committee Chair

$10,000 for Compensation Committee Chair and Nominating/Corporate Governance Committee Chair

2.	Meeting Attendance:

$1,500 per Board meeting attended

$1,500 per committee meeting attended

$1,000 per committee meeting attended by chairperson (in addition to $1,500 above)

3.	Stock:

2,500 contingent stock award upon election to the Board that vest in two equal annual installments provided the director remains serving as a director as follows:
six months from grant 1,250 day prior to annual meeting 1,250

10,000 option grant per year (vests on the day before the next annual stockholders’ meeting)